Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the reference to our firm under the caption “Independent Auditors” and to the use of our report related to the financial statements of Telecom Argentina Stet-France Telecom S.A. as of and for the years ended December 31, 2002 and 2001, dated March 10, 2003 (except for note 22 b) to those financial statements as to which the date is June 9, 2003) in this Registration Statement on Form F-1 of Telecom Argentina STET-France Telecom S.A. dated January 8, 2004.

PISTRELLI, HENRY MARTIN Y ASOCIADOS S.R.L.

Member Firm of Ernst & Young Global

/s/ Aldo O. Carugati

Aldo O. Carugati Partner

Buenos Aires, Argentina

January 8, 2004